Exhibit 99.1

Results Announcement

Name of entity:	Anteris Technologies Global Corp.
ARBN:	677 960 235
Reporting period:	For the year ended December 31, 2024

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”) and are denominated in U.S. dollars.

The Company’s results for announcement to the market are as follows:

	December 31, 2024 $’000	December 31, 2023 $’000	Change $’000	Change %
Revenues from ordinary activities	2,703	2,735	(32)	(1%)
Loss from ordinary activities after tax	(75,967)	(46,764)	(29,203)	62%
Loss for the period attributable to members	(76,291)	(46,022)	(30,269)	66%

•	Results of Operations
Refer to the attached “Anteris Reports 2024 Financial Results and Provides Corporate Update”.

•	Net Tangible Asset Backing:
Net tangible assets is calculated as net assets (including Right-of-Use assets) less intangible assets.  The net tangible asset backing per share was $1.74 and $1.04 as of December 31, 2024 and December 31, 2023, respectively.

•	Dividends:
No dividends were proposed, declared, or issued during the year ended December 31, 2024.

•	Annual financial statements:
The consolidated annual financial statements on which this report is based have been audited by KPMG. The Independent Auditor’s opinion is not modified but includes an Emphasis of Matter that the Company has suffered losses from operations that raise substantial doubt about its ability to continue as a going concern.

•	Changes in control over entities:
Anteris Technologies Global Corp. (“ATGC”) was incorporated in Delaware on January 29, 2024. ATGC was formed for the purpose of reorganizing the operations of Anteris Technologies Ltd (“ATL”), an Australian public company originally registered in Western Australia, Australia and listed on the ASX, into a structure whereby the ultimate parent company would be a Delaware corporation.  On December 16, 2024, ATGC  received all the issued and outstanding shares of ATL pursuant to a scheme of arrangement under Australian law between ATL and its shareholders under Part 5.1 of the Corporations Act 2001 (Cth). In accordance with ASC 805 Business Combinations, when ATGC acquired ATL, the transaction was accounted for as a reverse recapitalization.  The substance of the transaction was that the pre-transaction shareholders of ATL (the accounting acquirer) had effectively obtained control of ATGC. Under reverse recapitalization accounting, the consolidated financial statements are issued under the name of the legal parent (being ATGC) but, with the exception of stockholder’s equity, the financial statements represent a continuation of ATL’s  financial information.

•	Details of associates or joint ventures:
On April 18, 2023, the Group acquired 30% of the shares of v2vmedtech, inc. Since acquisition date, the entity has been treated as a controlled entity for accounting purposes.  There have been no changes in the holding percentage since acquisition date.

•	Use of funds:
On December 13, 2024 ATGC released a prospectus for an initial public offering of 14,800,000 shares of Common Stock to be sold at an initial public offering price of $6.00 per share. The prospectus included detail of the intended use of the net proceeds being:
•
approximately $74.4 million for the ongoing development of DurAVR® THV and the preparation and enrolment of the Pivotal Trial of DurAVR® Transcatheter Heart Valve ("THV") for treating severe aortic stenosis; and

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the remaining for working capital and other general corporate purposes determined from time to time, including the repayment of amounts owed under the Convertible Note Facility (refer to note 11 Debt Obligations of the annual financial report).

There were no material variances in the use of funds during the fourth quarter of 2024.  The convertible notes totalling $5.7 million were repaid on December 19, 2024, and the facility was terminated in February 2025.

•	Aggregate amount of payments to related parties and their associates:
During the fourth quarter of 2024, the aggregate amount of payments for director fees, ATL Company secretarial fees and Chief Executive Officer remuneration was $374 thousand.

•	Details of audit disputes or audit qualification:
None.

Additional 4E disclosure requirements and commentary on these results are contained in the Form 10-K Annual Report for the year ended December 31, 2024.